                              SEED MONEY AGREEMENT

       SEED MONEY AGREEMENT (the "Agreement") made as of this 1st day of June, 1999 by and between Teachers Insurance and Annuity Association of America ("TIAA"), a nonprofit corporation existing under the laws of the State of New York, and TIAA-CREF Institutional Mutual Funds ("Mutual Fund"), a Delaware Business Trust.

       1. TIAA hereby agrees to invest in the Mutual Fund the sum of $175,000,000 on June 14th or as soon thereafter as practicable.

       2. In consideration for such investment and without deduction of any charges, the Mutual Fund shall credit TIAA with such shares, of which TIAA shall be the owner, in each Series of the Mutual Fund in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of each Series and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that Series. The value of such shares in each series other than the Money Market Fund on the day the initial investment is made shall be $10.00. The value of a share in the Money Market Fund shall be $1.00.

       3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

       4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of shares of the applicable series of the Mutual Fund next determined after the Mutual Fund receives TIAA's proper notice of redemption.

       5. TIAA may purchase, and the Mutual Fund may issue, additional shares as the parties may agree.

       6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

                                               TEACHERS INSURANCE AND
                                               ANNUITY ASSOCIATION OF AMERICA



                                               By /s/ JOHN A. SOMERS
                                                 -----------------------------
                                                  Executive Vice President


                                               TIAA-CREF INSTITUTIONAL
                                               MUTUAL FUNDS


                                               By /s/ JOHN J. McCORMACK
                                                 -----------------------------
                                                  President